CUSTODY AGREEMENT

By and Between

THE BANK OF NEW YORK MELLON

And

EACH INVESTMENT COMPANY

LISTED ON APPENDIX I

BNY MELLON AND CUSTOMER CONFIDENTIAL

TABLE OF CONTENTS

1.	DEFINITIONS		1

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS		4
	2.1	Appointment of Custodian	4
	2.2	Establishment of Accounts	5
	2.3	Registration Document Completion Service	5

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS		5
	3.1	Authorized Persons	5
	3.2	Instructions	5
	3.3	BNY Mellon Actions Without Instructions	6
	3.4	Funds Transfers	7
	3.5	Electronic Access	8

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS		8
	4.1	Use of Subcustodians and Depositories	8
	4.2	Liability for Subcustodians	9
	4.3	Liability for Depositories	9
	4.4	Use of Agents	9

5.	CORPORATE ACTIONS		10
	5.1	Notification	10
	5.2	Exercise of Rights	10
	5.3	Partial Redemptions, Payments, Etc.	10

6.	SETTLEMENT		10
	6.1	Settlement Instructions	10
	6.2	Settlement Funds	10
	6.3	Settlement Practices	11

7.	TAX MATTERS		11
	7.1	Tax Obligations	11
	7.2	Responsibility for Taxes	11
	7.3	Payments	12

8.	CREDITS AND ADVANCES		12
	8.1	Contractual Settlement and Income	12
	8.2	Advances	12
	8.3	Repayment	12
	8.4	Securing Repayment	12
	8.5	Setoff	13

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA		13
	9.1	Statements	13
	9.2	Books and Records	14
	9.3	Third Party Data	14

10.	DISCLOSURES		15
	10.1	Required Disclosure	15
	10.2	Foreign Exchange Transactions	15
	10.3	Investment of Cash	16

11.	REGULATORY MATTERS		16
	11.1	USA PATRIOT Act	16
	11.2	Sanctions; Anti-Money Laundering	16
	11.3	Notice of Certain Regulatory Matters	17

12.	COMPENSATION		18
	12.1	Fees and Expenses	18
	12.2	Other Compensation	18

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS		18
	13.1	BNY Mellon	18
	13.2	Customer	19

14.	LIABILITY		19
	14.1	Standard of Care	19
	14.2	Limitation of Liability	19
	14.3	Force Majeure	20
	14.4	Indemnification	21
	14.5	Limitation of Customer Liabilities	22

15.	CONFIDENTIALITY		23
	15.1	Confidentiality Obligations	23
	15.2	Exceptions	23
	15.3	Information Security	24

16.	TERM AND TERMINATION		24
	16.1	Term	24
	16.2	Termination	25
	16.3	Effect of Termination	28
	16.4	Survival	28

17.	GENERAL		29
	17.1	Non-Custody Assets	29
	17.2	Assignment	29
	17.3	Amendment; New Customers or New Series	30
	17.4	Governing Law/Forum	31
	17.5	Business Continuity/Disaster Recovery	31
	17.6	Non-Fiduciary Status	31
	17.7	Notices	31
	17.8	Entire Agreement	31
	17.9	No Third Party Beneficiaries	32
	17.10	Counterparts/Facsimile	32
	17.11	Interpretation	32
	17.12	No Waiver	32
	17.13	Headings	32
	17.14	Severability	32

Appendix I	34
Exhibit A	36

ii

CUSTODY AGREEMENT

This Custody Agreement is made and entered into as of January 19, 2021 by and between THE BANK OF NEW YORK MELLON, a New York state chartered bank (“BNY Mellon”), and EACH INVESTMENT COMPANY LISTED ON APPENDIX I (each, a “Customer” and collectively, the “Customers”). BNY Mellon and each Customer are collectively referred to as the “Parties” and individually as a “Party”. This Agreement shall be effective on November 1, 2021 or on such other date as the Parties may agree in writing (the “Effective Date”).

RECITALS

WHEREAS, each Customer wishes to appoint BNY Mellon as the custodian of certain of its assets, and BNY Mellon is willing to provide such services on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and intending to be legally bound, the Parties agree as follows.

1.	DEFINITIONS

Whenever used in this Agreement, the following words have the meanings set forth below:

“1940 Act” means the U.S. Investment Company Act of 1940, as amended.

“Account” or “Accounts” has the meaning set forth in Section 2.2.

“Act” has the meaning set forth in Section 10.1(a).

“Affiliate” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or under common control with such entity.

“Agreement” means, collectively, this Custody Agreement, any Appendices and Exhibits hereto and any other documents incorporated herein by reference.

“Anti-Money Laundering Laws” means all anti-money laundering and counter-terrorist financing laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the U.S. Bank Secrecy Act, the U.S.A. PATRIOT Act, and regulations of the U.S. Treasury Department which implement such acts) or any other applicable domestic or foreign authority over a Customer.

“Assets” has the meaning set forth in Section Error! Reference source not found..

“Assets Under Management” has the meaning set forth in Section 16.2(b)(iv).

“Authorized Person” has the meaning set forth in Section 3.1.

“BNY Mellon” has the meaning set forth in the introductory paragraph.

“BNY Mellon TA” means BNY Mellon Investment Servicing (US) Inc.

“Breach Notice” has the meaning set forth in Section 16.2(a).

“Breach Termination Notice” has the meaning set forth in Section 16.2(a).

“Cash” means the money and currency of any jurisdiction which BNY Mellon accepts for deposit in an Account.

“Confidential Information” means, with respect to a Party, the terms of this Agreement and all non-public business and financial information of such Party (including, with respect to the Customers, information regarding the Accounts and including, with respect to BNY Mellon, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other Party in connection with this Agreement.

“Customer” has the meaning set forth in the introductory paragraph.

“Data Terms Website” means http://www.bnymellon.com/products/assetservicing/vendoragreement.pdf or any successor website the address of which is provided by BNY Mellon to the Customers.

“Defaulting Party” has the meaning set forth in Section 16.2(a).

“Depository” means the Depository Trust Company, Euroclear, Clearstream Banking S.A., the Canadian Depository System, CLS Bank and any other securities depository, book-entry system or clearing agency authorized to act as a system for the central handling of securities pursuant to the laws of the applicable jurisdiction, and any successors to, and/or nominees of, any of the foregoing.

“Early Termination” has the meaning set forth in Section 16.2(b).

“Early Termination Fee” has the meaning set forth in Section 16.2(b)(i).

“Effective Date” has the meaning set forth in the introductory paragraph.

“Electronic Access Services” means such services made available by BNY Mellon or a BNY Mellon Affiliate to the Customers to electronically access information relating to the Accounts and/or transmit Instructions.

“FAA Agreement” means that certain Fund Administration and Accounting Agreement, dated as of January 19, 2021, by and between BNY Mellon and Amundi Asset Management US, Inc. and each of the Customers.

“Foreign Depository” means an “Eligible Securities Depository” (as defined in Rule 17f-7 under the 1940 Act) identified by BNY Mellon to the Customers from time to time.

“Initial Term” has the meaning set forth in Section 16.1(a).

“Instructions” means, with respect to this Agreement, instructions issued to BNY Mellon by way of (a) one of the following methods (each as and to the extent specified by BNY Mellon as available for use in connection with the services hereunder): (i) the Electronic Access Services; (ii) third-party electronic communication services containing, where applicable, appropriate authorization codes, passwords or authentication keys, which

BNY Mellon reasonably believes to have been transmitted by an Authorized Person in accordance with such testing and authentication procedures as may be agreed to from time to time by the Parties, or (iii) third-party institutional trade matching utilities used to effect transactions in accordance with such utility’s customary procedures or (b) such other method as may be agreed upon by the Parties and that is in accordance with such testing and authentication procedures as may be agreed to from time to time by the Parties.

“Market Data” means pricing, valuations or other commercially sourced data applicable to any Security. Market Data also includes security identifiers, bond ratings and classification data.

“Market Data Providers” means vendors and analytics providers and any other Person providing Market Data to BNY Mellon.

“New Customer” has the meaning set forth in Section 17.3(b).

“New Series” has the meaning set forth in Section 17.3(c).

“Non-Custody Assets” has the meaning set forth in Section 17.1.

“Non-Defaulting Party” has the meaning set forth in Section 16.2(a).

“Non-Renewal Notice” has the meaning set forth in Section 16.1(b).

“Oral Instructions” means oral instructions received by BNY Mellon under permissible circumstances agreed by the Funds and BNY Mellon, all in such manner and in accordance with such testing and authentication procedures as the Parties shall agree upon from time to time, and reasonably believed by BNY Mellon to be from an Authorized Person.

“Party” or “Parties” has the meaning set forth in in the introductory paragraph.

“Person” or “Persons” means any entity or individual.

“Pioneer Fund Agreement” means each of the Agreement, the FAA Agreement and the TA Agreement.

“Regulatory Matters” has the meaning set forth in Section 11.3.

“Removed Assets” has the meaning set forth in Section 16.2(b)(iv).

“Renewal Term” has the meaning set forth in Section 16.1(b).

“Sanctions” means all economic sanctions laws, rules, regulations, executive orders and requirements administered by any governmental authority of the United States (including the Office of Foreign Assets Control (OFAC) of the U.S. Department of the Treasury) or any other applicable domestic or foreign authority with jurisdiction over a Customer.

“Securities” means all (a) debt and equity securities and (b) other financial instruments and investments, including rights to receive, subscribe to or purchase the foregoing; in each case as may be agreed upon from time to time by BNY Mellon and the Customers and which are from time to time delivered to or received by BNY Mellon and/or any Subcustodian for deposit in an Account.

“Series” means the respective portfolios, if any, of the Customers listed on Appendix I to this Agreement. If no portfolios are listed on Appendix I to this Agreement then a reference to a Series means the Customer itself.

“Standard of Care” has the meaning set forth in Section 14.1.

“Subcustodian” means a bank or other financial institution (other than a Depository) that is selected and used by BNY Mellon or a BNY Mellon Affiliate in connection with the settlement of transactions and/or custody of Assets hereunder, and any successors to, and/or nominees of, any of the foregoing.

“TA Agreement” means that certain Transfer Agency and Shareholder Services Agreement, dated as of January 19, 2021, by and between BNY Mellon TA and certain of the Customers.

“Tax Obligations” means taxes, withholding, certification and reporting requirements, claims for exemptions or refund, interest, penalties, additions to tax and other related expenses.

“Third Party Data” has the meaning set forth in Section 9.3(a).

2.	APPOINTMENT OF CUSTODIAN; ACCOUNTS

2.1	Appointment of Custodian

(a)

Each Customer hereby appoints BNY Mellon as custodian of all Securities and Cash to be held under, and in accordance with the terms of, this Agreement (collectively, “Assets”), and BNY Mellon hereby accepts such appointment. BNY Mellon shall keep safely all Assets of each Customer delivered to BNY Mellon pursuant to this Agreement, in accordance with the provisions of this Agreement and in accordance with applicable statutes, laws, rules and regulations which by their respective terms require BNY Mellon’s compliance with the same. BNY Mellon agrees to perform its duties under this Agreement in accordance with the provisions of this Agreement and in accordance with applicable statutes, laws, rules and regulations which by their respective terms require BNY Mellon’s compliance with the same in connection with BNY Mellon’s performance of the services set forth in this Agreement. The Parties acknowledge and agree that BNY Mellon’s duties pursuant to this Agreement will be limited solely to those duties expressly undertaken pursuant to this Agreement.

(b)	Notwithstanding the foregoing, BNY Mellon has no obligation:

(i)	With respect to any Assets until they are actually received in an Account;

(ii)	To inquire into, make recommendations, supervise or determine the suitability of any transactions affecting any Account;

(iii)	To determine the adequacy of title to, or the validity or genuineness of, any Assets received by it or delivered by it pursuant to this Agreement; or

(iv)

With respect to any matters related to: the establishment, maintenance operation or termination of a Customer or a Series; or the offer, sale or distribution of the shares of, or interests in, a Customer or a Series.

(c)

Cash held hereunder may be subject to additional deposit terms and conditions issued by BNY Mellon or the applicable Subcustodian from time to time, including rates of interest and deposit account access.

(d)

If a Customer engages in securities lending activities, such activities will be subject to certain additional and/or modified terms to be set forth in a separate written agreement between the Customer and BNY Mellon or a BNY Mellon Affiliate.

2.2	Establishment of Accounts

BNY Mellon will establish and maintain a separate account for each Series in which BNY Mellon will hold Assets relating to the relevant Series as provided herein (each, an “Account,” and collectively, the “Accounts”). The Account of each Series established under this Agreement shall be maintained separately from the Account of each other Series. For each Series, pursuant to Instructions, BNY Mellon shall create a separate deposit account to hold any cash of such Series, such that the Series would be entitled to a depositor preference in the event of the insolvency of BNY Mellon.

2.3	Registration Document Completion Service

BNY Mellon will facilitate registration document completion services for agreed markets for each Customer pursuant to Instructions.

3.	AUTHORIZED PERSONS AND INSTRUCTIONS; ELECTRONIC ACCESS

3.1	Authorized Persons

Promptly following the Effective Date, each Customer and/or its designee (including any of its investment managers) will furnish BNY Mellon with one or more written lists or other documentation acceptable to BNY Mellon specifying the names and titles of, or otherwise identifying, all Persons authorized to act on behalf of the Customer (with respect to a particular Series, if applicable) with respect to this Agreement (each, an “Authorized Person”). The Customer will be responsible for keeping such lists and/or other documentation current, and will update such lists and/or other documentation, as necessary from time to time, pursuant to Instructions.

3.2	Instructions

(a)

Except as otherwise expressly provided in this Agreement, BNY Mellon will have no obligation to take any action hereunder unless and until it receives Instructions issued in accordance with this Agreement.

(b)

The Customer will be responsible for ensuring that all Authorized Persons safeguard and treat with extreme care any user and authorization codes, passwords and authentication keys used in connection with the issuance of Instructions.

(c)

BNY Mellon will be entitled to deal with any Authorized Person until notified otherwise pursuant to Instructions and, subject to the Standard of Care, BNY Mellon will be entitled to act and rely upon any Instruction received by BNY Mellon.

(d)

All Instructions must include all information necessary, and must be delivered using such methods as are described in the definition of “Instructions” and in such format as BNY Mellon may reasonably require and be received within BNY Mellon’s established cut-off times, all as communicated in writing via Nexen (or a successor system) from time to time by BNY Mellon to the Customers.

(e)

BNY Mellon may in its sole discretion, and subject to the Standard of Care, decline to act upon any Instructions that do not comply with requirements set forth in Section 3.2(d) or that conflict with applicable law or regulations or BNY Mellon’s operating policies and practices (all as communicated in writing via Nexen (or a successor system) from time to time by BNY Mellon to the Customers), in which event BNY Mellon will promptly notify the relevant Customer.

(f)

Each Customer acknowledges that while it is not part of BNY Mellon’s normal practices and procedures to accept Oral Instructions, BNY Mellon may in certain limited circumstances accept Oral Instructions in accordance with the Standard of Care. In such event, such Oral Instructions will be deemed to be Instructions for purposes of this Agreement. An Authorized Person issuing such an Oral Instruction will promptly confirm such Oral Instruction to BNY Mellon in writing. Notwithstanding the foregoing, each Customer agrees that the fact that such written confirmation is not received by BNY Mellon, will in no way affect (i) BNY Mellon’s reliance on such Oral Instruction in accordance with the Standard of Care, or (ii) the validity or enforceability of transactions authorized by such Oral Instruction and effected by BNY Mellon.

(g)

Each Customer acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to BNY Mellon and that there may be more secure methods of transmitting Instructions than the method selected by the sender. Each Customer agrees that the security procedures, if any, to be followed by the Customer and BNY Mellon with respect to the transmission and authentication of Instructions provide to the Customer a commercially reasonable degree of protection in light of its particular needs and circumstances.

3.3	BNY Mellon Actions Without Instructions

Notwithstanding anything to the contrary set forth in this Agreement, and subject to BNY Mellon acting in accordance with the Standard of Care, each Customer hereby authorizes BNY Mellon, without Instructions, to take any administrative or ministerial actions with respect to the Accounts that it deems reasonably necessary or appropriate to perform its obligations under this Agreement, including the following:

(a)

Receive income and other payments due to the Accounts; provided, however, that BNY Mellon will have no duty to pursue collection of any amount due to an Account, including for Securities in default, if such amount is not paid when due;

(b)	Carry out any exchanges of Securities or other corporate actions not requiring discretionary decisions;

(c)

Facilitate access by the Customer or its designee to ballots or online systems to assist it in the voting of proxies received by BNY Mellon in its capacity as custodian for eligible positions of Securities held in the Accounts (excluding bankruptcy matters), all of which will be exercised by the Customer or its designee and not by BNY Mellon;

(d)

Forward to the Customer or its designee information (or summaries of information) that BNY Mellon receives in its capacity as custodian from Depositories or Subcustodians concerning Securities in the Accounts (excluding bankruptcy matters);

(e)

Forward to the Customer or its designee an initial notice of bankruptcy cases relating to Securities held in the Accounts and a notice of any required action related to such bankruptcy cases as may be received by BNY Mellon in its capacity as custodian. BNY Mellon will take no further action nor provide further notification related to the bankruptcy case;

(f)

Unless otherwise elected by the Customer, and in accordance with BNY Mellon’s standard terms and conditions, provide class action filing services for settled claims related to Securities with industry recognized identifiers;

(g)	Endorse for collection checks, drafts or other negotiable instruments received on behalf of the Accounts;

(h)	Execute and deliver, solely in its capacity as custodian, certificates, documents or instruments incidental to BNY Mellon’s performance under this Agreement; and

(i)

Upon presentment of a check pursuant to a check redemption process agreed between the Customer and BNY Mellon, unless otherwise instructed pursuant to instructions, charge the amount of the check against the cash held in the Account of the relevant Series. If BNY Mellon receives timely instructions that a check is not to be honored, BNY Mellon will return the check unpaid.

3.4	Funds Transfers

With respect to each Instruction for a Cash transfer, when the Instruction is to credit or pay a party by both a name and a unique numeric or alpha-numeric identifier (e.g., IBAN or ABA or account number), BNY Mellon and any other bank participating in the Cash transfer will be entitled to rely solely on such numeric or alpha-numeric identifier, even if it identifies a party different from the party named. Such reliance on an identifier will apply to beneficiaries named in the Instruction, as well as any financial institution that is designated in the Instruction to act as an intermediary in such Cash transfer. To the extent permitted by applicable law, the parties will be bound by the rules of any transfer system used to effect a Cash transfer under this Agreement.

3.5	Electronic Access

If the Customers elect to use the Electronic Access Services in connection with this Agreement, the use thereof will be subject to any terms and conditions contained in a separate written agreement between the Parties or their Affiliates. If an Authorized Person elects, with BNY Mellon’s prior consent, to transmit Instructions through a third-party electronic communications service, BNY Mellon will not be responsible or liable for the reliability or availability of any such service.

4.	SUBCUSTODIANS, DEPOSITORIES AND AGENTS

4.1	Use of Subcustodians and Depositories

(a)

BNY Mellon will be entitled to utilize Subcustodians and Depositories in connection with its performance hereunder; provided that BNY Mellon will not utilize a Subcustodian that is an “Eligible Foreign Custodian” (as defined in Rule 17f-5 under the 1940 Act) to hold “Foreign Assets” (as defined in such Rule 17f-5) until after BNY Mellon is informed, pursuant to such means as determined by BNY Mellon, that a Customer’s board of directors or similar governing body or “Foreign Custody Manager” (as defined in such Rule 17f-5) (which may be BNY Mellon) has determined that utilization of such Subcustodian satisfies the applicable requirements of such Rule 17f-5.

(b)

BNY Mellon will only utilize Subcustodians that have entered into an agreement with BNY Mellon or a BNY Mellon Affiliate, and Assets held through a Subcustodian will be held subject to the terms and conditions of such Subcustodian’s respective agreement.

(c)

Assets deposited in a Depository will be held subject to the rules, procedures, terms and conditions of such Depository. Subcustodians may hold Assets in Depositories in which such Subcustodians participate.

(d)

In connection with each Depository utilized by BNY Mellon that is a “securities depository” (as defined in Rule 17f-4 under the 1940 Act), BNY Mellon (i) will exercise due care in accordance with reasonable commercial standards in discharging its duties as a securities intermediary to obtain and thereafter maintain Securities or financial assets deposited or held in such Depository and (ii) will provide, promptly upon request by a Customer, such reports as are available concerning the internal accounting controls and financial strength of BNY Mellon.

(e)

With respect to each Foreign Depository, BNY Mellon will exercise reasonable care, prudence and diligence to (i) provide each Customer with an analysis of the custody risks associated with maintaining assets with the Foreign Depository and (ii) monitor such custody risks on a continuing basis and promptly notify each Customer of any material change in such risks. Each Customer acknowledges and agrees that such analysis and monitoring will be made on the basis of, and limited by, information gathered from certain Subcustodians or through publicly available information otherwise obtained by BNY Mellon, and will not include any evaluation of the matters referenced in Section 14.2(b)(i).

(f)

Unless otherwise required by local law or practice or a particular Subcustodian agreement, Assets deposited with Subcustodians or Depositories may be held in a commingled account in the name of, as applicable, BNY Mellon, a BNY Mellon Affiliate or the applicable Subcustodian, for its clients.

4.2	Liability for Subcustodians

(a)	BNY Mellon will exercise the Standard of Care in selecting, retaining and monitoring Subcustodians.

(b)

With respect to Assets held by a Subcustodian, BNY Mellon will be liable to a Customer for the activities of such Subcustodian under this Agreement to the extent that BNY Mellon would have been liable to the Customer under this Agreement if BNY Mellon had performed such activities itself in the relevant market in which such Subcustodian is located; provided, however, that with respect to Securities held by a Subcustodian that is not a BNY Mellon Affiliate:

(i)	BNY Mellon will be liable for the activities of such Subcustodian to the extent such Subcustodian is liable for such activities under the terms of its agreement with BNY Mellon;

(ii)	BNY Mellon will be liable if BNY Mellon failed to exercise the Standard of Care in selecting, retaining, and monitoring such Subcustodian; and

(iii)

To the extent that BNY Mellon is not liable pursuant to Section 4.2(b)(i) or 4.2(b)(ii), BNY Mellon’s sole responsibility to the Customer will be to: (A) take reasonable and appropriate action to recover from such Subcustodian, and (B) forward to the Customer any amounts so recovered (exclusive of costs and expenses incurred by BNY Mellon in connection therewith).

4.3	Liability for Depositories

BNY Mellon will have no responsibility or liability for the activities of any Depository arising out of or relating to this Agreement or any cost or burden imposed on the transfer or holding of Assets held with such Depository; for clarity, with respect to the subject matter of this Agreement BNY Mellon is responsible for its own acts and omissions as set forth in this Agreement.

4.4	Use of Agents

BNY Mellon may appoint agents, including BNY Mellon Affiliates, on such terms and conditions as it reasonably deems appropriate to perform its obligations hereunder in accordance with the Standard of Care. Except as otherwise specifically provided herein, no such appointment will discharge BNY Mellon from its obligations hereunder. BNY Mellon will notify each Customer of any agent appointed by BNY Mellon pursuant to this Section 4.4.

5.	CORPORATE ACTIONS

5.1	Notification

BNY Mellon will notify each Customer or its designee of rights or discretionary corporate actions as promptly as practicable under the circumstances, provided that BNY Mellon has actually received, in its capacity as custodian, notice of such right or discretionary corporate action from the relevant issuer, or from a Subcustodian, Depository or third party vendor. Without actual receipt of such notice by BNY Mellon, BNY Mellon will have no responsibility or liability for failing to so notify the Customer.

5.2	Exercise of Rights

Whenever there are voluntary rights that may be exercised or alternate courses of action that may be taken with respect to Securities in an Account, the Customer or its designee will be responsible for making any decisions relating thereto and for instructing BNY Mellon to act. In order for BNY Mellon to act, the Customer must issue Instructions either: (a) using the BNY Mellon-generated form provided along with BNY Mellon’s notice under Section 5.1 or (b) if the Customer is not using such BNY Mellon-generated form, clearly indicating, by reference to the options provided on such BNY Mellon-generated form, which action the Customer is electing. Each such Instruction will be addressed as BNY Mellon may from time to time request and issued by such time as BNY Mellon will advise the Customer or its designee.

5.3	Partial Redemptions, Payments, Etc.

BNY Mellon will advise the Customer or its designee upon its notification, in its capacity as custodian, of a partial redemption, partial payment or other action with respect to a Security affecting fewer than all such Securities held within an Account. If BNY Mellon or any Subcustodian or Depository holds any Securities affected by one of the events described, BNY Mellon or such Subcustodian or Depository shall select the Securities to participate in such partial redemption, partial payment or other action in accordance with Instructions or, in the absence of such Instructions, in any non-discriminatory manner that it customarily uses to make such selection.

6.	SETTLEMENT

6.1	Settlement Instructions

Promptly after the execution of each Securities transaction, the Customer will issue to BNY Mellon Instructions to settle such transaction. Unless otherwise agreed by BNY Mellon and subject to Section 8.1, Assets will be credited to the relevant Account only when actually received by BNY Mellon.

6.2	Settlement Funds

For the purpose of settling a Securities transaction, the Customer will provide BNY Mellon with sufficient immediately available funds or Securities, as applicable, in the relevant Account by such time and date as is required to enable BNY Mellon to settle such transaction in the country of settlement and in the currency to be used to settle such transaction.

6.3	Settlement Practices

Securities transactions will be settled using practices customary in the jurisdiction or market where the transaction occurs, which may include the delivery of Securities or Cash to a counterparty or its agents against, as applicable, the receipt of Securities or Cash in the future; provided, however, that where there are market capabilities for delivery vs. payment settlement, transactions shall be settled on that basis in the absence of Instructions otherwise. BNY Mellon will provide or make available to each Customer information and reports about the customary settlement practices in available jurisdictions and markets, which will include information regarding market capabilities for delivery vs. payment settlement. The Customer assumes full responsibility for all risks involved in connection with BNY Mellon’s delivery of Securities or Cash in accordance with this Section 6.3 and such practices.

7.	TAX MATTERS

7.1	Tax Obligations

To the extent that BNY Mellon has received relevant and necessary information with respect to an Account, BNY Mellon will perform the following services with respect to Tax Obligations:

(a)

BNY Mellon (or the applicable Subcustodian) will apply, withhold and report appropriate amounts as BNY Mellon (in its capacity as custodian) or the applicable Subcustodian (in its capacity as subcustodian) is required to do under the relevant source country tax laws, and is authorized to debit the relevant Account in the amount of a Tax Obligation withheld and to pay such amount to the appropriate taxing authority;

(b)

BNY Mellon will, where appropriate and upon receipt of sufficient information, pursue claims for tax relief where (i) either a tax treaty or a source country’s domestic tax laws provide for favorable tax treatment with respect to an Asset as a result of the relevant Series’ status as a specific type of investor and/or residency status and (ii) the source country’s tax authorities have outlined the requirements and qualification criteria required to obtain such relief; and

(c)

BNY Mellon will forward to each Customer or its designee information regarding Tax Obligations applicable to the Customer that BNY Mellon receives in its capacity as custodian from third parties and that BNY Mellon reasonably believes would be useful to the Customer or its designee in the submission of any reports or returns with respect to Tax Obligations.

7.2	Responsibility for Taxes

Each Customer will be responsible and liable for all Tax Obligations with respect to any Assets held on behalf of the Customer and any transaction related thereto. Each Customer acknowledges and agrees that BNY Mellon and its Affiliates are not tax advisers and will not under any circumstances provide tax advice to the Customer. Each Customer will obtain its own independent tax advice for any tax-related matters.

7.3	Payments

Where BNY Mellon receives Instructions to make distributions or transfers out of an Account in order to pay a Customer’s third party service providers, the Customer acknowledges that in making such payments BNY Mellon is acting in an administrative or ministerial capacity, and not as the payor, for tax information reporting and withholding purposes.

8.	CREDITS AND ADVANCES

8.1	Contractual Settlement and Income

BNY Mellon may, in its sole discretion, as a matter of bookkeeping convenience, credit the relevant Account with the proceeds resulting from the purchase, sale, redemption or other delivery or receipt of Securities, or interest, dividends or other distributions payable on Securities prior to its actual receipt thereof. All such credits will be conditional until BNY Mellon’s actual receipt of such proceeds and may be reversed by BNY Mellon to the extent that such proceeds are not received. Actual receipt of proceeds with respect to a transaction will not be deemed to have occurred, and the transaction will not be considered final, until BNY Mellon has received sufficient immediately available funds or Securities specifically applicable to such transaction that, under applicable local law, rule or practice, are irreversible and not subject to any security interest, levy or other encumbrance.

8.2	Advances

If BNY Mellon receives an Instruction that, if processed, would result in an overdraft in an Account, BNY Mellon may, in its sole discretion, advance funds in any currency hereunder.

8.3	Repayment

If: (a) BNY Mellon has advanced funds to an Account; (b) an overdraft has occurred in an Account (including overdrafts incurred in connection with the settlement of securities transactions, funds transfers or foreign exchange transactions) or (c) a Customer is for any other reason indebted to BNY Mellon, such Customer agrees to repay BNY Mellon (on demand or upon becoming aware thereof) the amount of such advance, overdraft or indebtedness (if due and payable), plus accrued interest at a rate determined by mutual agreement between the Parties (which agreement by such Customer shall not be unreasonably withheld).

8.4	Securing Repayment

In order to secure repayment of a Customer’s obligations and liabilities relating to a Series (whether or not matured) to BNY Mellon or any BNY Mellon Affiliate, whether or not relating to or arising under this Agreement, and without limiting BNY Mellon’s or such BNY Mellon Affiliate’s rights under applicable law or any other agreement, each Customer hereby pledges and grants to BNY Mellon and such BNY Mellon Affiliate, and agrees BNY Mellon and such BNY Mellon Affiliate will have to the maximum extent permitted by law, a continuing first lien and security interest in: (a) all of the Customer’s and such Series’ right, title and interest in and to the Account relating to such Series and the Assets now or hereafter held in such Account (including proceeds thereof) and (b) any other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to such Series; provided that the Customer does not hereby grant a security interest in any Securities issued by an affiliate (as defined in Section 23A of the U.S. Federal Reserve Act) of BNY Mellon. Each Customer represents, warrants and covenants that it owns the Assets in the Accounts, and such other property at any time held by BNY Mellon or any BNY Mellon Affiliate relating to the Customer, free and clear of all liens, claims and security interests (except as otherwise acknowledged in writing by BNY Mellon), and that the first lien and security interest granted herein with respect to each Series will be subject to no setoffs, counterclaims or other liens prior to or on a parity with it in favor of any third party (other than specific liens granted preferred status by statute). Each Customer will take any additional steps required to assure BNY Mellon of such priority security interest, including notifying third parties or obtaining their consent. BNY Mellon will be entitled to collect from the relevant Account sufficient Cash for reimbursement, and if such Cash is insufficient, to sell Securities in such Account to the extent necessary to obtain reimbursement; provided, that BNY Mellon will use commercially reasonable efforts to notify the Customer of such insufficiency of Cash and discuss the Securities to be sold in connection with obtaining reimbursement. In this regard, BNY Mellon will be entitled to all the rights and remedies of a pledgee, secured creditor and/or securities intermediary under applicable laws, rules and regulations as then in effect as if the Customer or the relevant Series is in default.

8.5	Setoff

BNY Mellon has the right to debit any Cash for any amount payable by a Customer in connection with any and all obligations and liabilities (whether or not matured) of the Customer relating to a Series to BNY Mellon or any BNY Mellon Affiliate whether or not relating to or arising under this Agreement. In addition to the rights of BNY Mellon or such BNY Mellon Affiliate under applicable law or any other agreement, at any time when a Customer has not honored any of its obligations relating to a Series to BNY Mellon or such BNY Mellon Affiliate, BNY Mellon will have the right without notice to the Customer to retain or set-off against any obligations relating to such Series any cash BNY Mellon or any BNY Mellon Affiliate may directly or indirectly hold with respect to such Series, and any obligations (whether or not matured) that BNY Mellon or any BNY Mellon Affiliate may have with respect to such Series in any currency. Any such cash or obligation relating to a Series may be transferred to BNY Mellon and any BNY Mellon Affiliate in order to effect the above rights.

9.	STATEMENTS; BOOKS AND RECORDS; THIRD PARTY DATA

9.1	Statements

BNY Mellon will make available to each Customer, through the Electronic Access Services, a monthly statement (or report for such other time period as the Parties may agree upon from time to time) reflecting all transfers to or from the relevant Accounts during such month and all holdings in the Accounts as of the last business day of such month (or as of such other date(s) as the Parties may agree upon from time to time). Each Customer will promptly review each such statement and, within ninety (90) days of when such statement is made available by BNY Mellon, notify BNY Mellon of any exception or objection thereto. Notwithstanding the foregoing, a Customer may notify BNY Mellon of any such exceptions or objections at any time; provided, however, that BNY Mellon will not be responsible or liable for any losses that could have been mitigated had such notice been provided during such ninety (90) day period.

9.2	Books and Records

The books and records, directly pertaining to the Accounts, which are in the possession of BNY Mellon will be the property of the relevant Customer. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. BNY Mellon will identify on its books and records the Assets belonging to each Customer with respect to each respective Series whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of BNY Mellon or one of its nominees and will be segregated on BNY Mellon’s books and records from BNY Mellon’s own property. Each Customer and its authorized representatives will have the right, at the Customer’s own expense and with reasonable prior written notice to BNY Mellon, to have reasonable access to those books and records directly pertaining to the Accounts. Any such access will occur during BNY Mellon’s normal business hours and will be subject to BNY Mellon’s applicable security policies and procedures.

BNY Mellon shall preserve for each Customer the books and records required to be maintained under this Agreement for the period(s) required by (i) the 1940 Act and the Commodities Exchange Act, as applicable, and (ii) any court order, regulatory action or subpoena communicated to BNY Mellon by the Customer.

All such books and records shall be maintained in a form reasonably acceptable to the Customer, and shall be reasonably arranged and indexed by BNY Mellon in a manner that permits reasonably prompt location, access and retrieval of any particular record. BNY Mellon shall not destroy any files, records or documents created or maintained by BNY Mellon pursuant to this Agreement except in accordance with its record retention policy as communicated to the Customers from time to time or if such destruction is authorized by the Customer by means of Instructions. Upon the Customer’s request, but subject to BNY Mellon’s records retention, archival, and similar protocols, BNY Mellon shall at the Customer’s expense, promptly provide to the Customer all books and records of the Customer maintained by BNY Mellon pursuant to this Agreement in the format reasonably specified by the Customer. Notwithstanding the above, if the format specified by the Customer is not a format BNY Mellon utilizes to maintain the books and records, the Customer shall pay the expenses reasonably incurred by BNY Mellon in converting such books and records to the requested format.

9.3	Third Party Data

(a)

Each Customer acknowledges that BNY Mellon will be receiving, utilizing and relying on Market Data and other data provided by the Customer and/or by third parties in connection with its performance of the services hereunder (collectively, “Third Party Data”). Subject to the Standard of Care, BNY Mellon is entitled to rely without inquiry on all Third Party Data provided to BNY Mellon hereunder (and all Instructions related to Third Party Data), and BNY Mellon makes no assurances or warranties in relation to the accuracy or completeness of Third Party Data and will not be responsible or liable for any losses or damages incurred as a result of any Third Party Data that is inaccurate or incomplete. BNY Mellon may, if in accordance with the Standard of Care, follow Instructions with respect to Third Party Data, even if such Instructions direct BNY Mellon to override its usual procedures and data sources or if BNY Mellon, in performing services for itself or others (including services similar to those performed for the Customer), receives different Third Party Data for the same or similar Securities.

(b)

Although statements and reports provided by BNY Mellon hereunder with respect to the Accounts may contain values of, and pricing information in relation to, Securities held pursuant to this Agreement, BNY Mellon does not undertake any duty or responsibility under this Agreement to report such values or pricing information.

(c)

Certain Market Data may be the intellectual property of Market Data Providers, which impose additional terms and conditions upon a Customer’s use of such Market Data. Such additional terms and conditions can be found on the Data Terms Website. Each Customer agrees to those terms and conditions as they are posted on the Data Terms Website from time to time. BNY Mellon shall promptly notify, by posting to the Data Terms Website, Customer in writing of any new postings or changes to the terms of any conditions previously posted in the Data Terms Website.

10.	DISCLOSURES

10.1	Required Disclosure

(a)

With respect to Securities that are registered under the U.S. Securities Exchange Act of 1934, as amended, or that are issued by an issuer registered under the 1940 Act, the U.S. Shareholder Communications Act of 1985 (the “Act”) requires BNY Mellon to disclose to issuers of such Securities, upon their request, the name, address and securities position of BNY Mellon’s clients who are “beneficial owners” (as defined in the Act) of the issuer’s Securities, unless the beneficial owner objects to such disclosure. The Act defines a “beneficial owner” as any person who has or shares the power to vote a security (pursuant to an agreement or otherwise) or who directs the voting of a security. Each Customer has designated on the signature page hereof whether (i) as beneficial owner, it objects to the disclosure of its name, address and securities position to any U.S. issuer that requests such information pursuant to the Act for the specific purpose of direct communications between such issuer and the Customer or (ii) it requires BNY Mellon to contact the relevant investment manager with respect to relevant Securities to make the decision as to whether it objects to the disclosure of the beneficial owner’s name, address and securities position to any U.S. issuer that requests such information pursuant to the Act.

(b)

With respect to certain Securities issued outside the United States, BNY Mellon may disclose information to issuers of Securities as required by the organizational documents of the relevant issuer or in accordance with local market practice.

(c)	In connection with any disclosure contemplated by this Section 10, each Customer agrees to supply BNY Mellon with any required information.

10.2	Foreign Exchange Transactions

In connection with this Agreement, a Customer may enter into foreign exchange transactions (including foreign exchange hedging transactions) with BNY Mellon or a BNY

Mellon Affiliate acting as a principal or otherwise through customary channels. The Customer may issue standing Instructions with respect to any such foreign exchange transactions, subject to any rules or limitations that may apply to any foreign exchange facility made available to the Customer. With respect to any such foreign exchange transactions, BNY Mellon or such BNY Mellon Affiliate is acting as a principal counterparty on its own behalf and is not acting as a fiduciary or agent for, or on behalf of, any Customer, a Series, an investment manager or any Account.

10.3	Investment of Cash

In connection with this Agreement, a Customer may issue standing Instructions to invest Cash in one or more sweep investment vehicles. Such investment vehicles may be offered by a BNY Mellon Affiliate or by a client of BNY Mellon, and BNY Mellon may receive compensation therefrom. By making investment vehicles available, BNY Mellon and its Affiliates will not be deemed to have recommended, endorsed or guaranteed any such investment vehicle in any way or otherwise to have acted as a fiduciary or agent for, or on behalf of, any Customer, its investment manager or any Account. BNY Mellon will have no liability under this Agreement for any loss incurred on any such investments. Each Customer understands that Cash may be uninvested if it is received or reconciled to an Account after the applicable deadline to be swept into the Customer’s selected investment vehicle.

11.	REGULATORY MATTERS

11.1	USA PATRIOT Act

Section 326 of the U.S. Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (including its implementing regulations) requires BNY Mellon to implement a customer identification program pursuant to which BNY Mellon must obtain certain information from each Customer in order to verify the Customer’s identity prior to establishing an Account. Accordingly, prior to establishing an Account, each Customer will be required to provide BNY Mellon with certain information, including the Customer’s name, physical address, tax identification number and other pertinent identifying information, to enable BNY Mellon to verify the Customer’s identity. Each Customer acknowledges that BNY Mellon cannot establish an Account unless and until BNY Mellon has successfully performed such verification.

11.2	Sanctions; Anti-Money Laundering

(a)

Throughout the term of this Agreement, each Customer: (i) will have in place and will implement policies and procedures designed to prevent violations of Sanctions, including measures to accomplish effective and timely scanning of all relevant data with respect to its clients (to the extent the Assets are client assets) and with respect to incoming or outgoing assets or transactions relating to this Agreement; (ii) will ensure that neither the Customer nor any of its Affiliates, directors, officers, employees or clients (to the extent the Assets are client assets) is an individual or entity that is, or is owned or controlled by an individual or entity that is: (A) the target of Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the target of Sanctions and (iii) will not, directly or indirectly, use the Accounts in any manner that would result in a violation by the Customer or BNY Mellon of Sanctions.

(b)

Each Customer acknowledges and agrees that, in connection with the services provided by BNY Mellon under this Agreement, each of the Customer’s investors is not a customer or joint customer with BNY Mellon. Each Customer (and not BNY Mellon) has the responsibility to, and will, fulfill any compliance requirement or obligation with respect to each of its investors under all Anti-Money Laundering Laws. Without limiting any obligation imposed on a Customer by Anti-Money Laundering Laws, throughout the term of this Agreement, each Customer will maintain a compliance program with respect to its investors that includes the following: (i) a know-your-customer program in order to understand and verify the identity of each investor, in accordance with the requirements of the Bank Secrecy Act and the relevant regulations thereunder, (ii) a transaction surveillance and monitoring program, and (iii) a policy for identifying and reporting any suspicious transactions and/or activities with respect to each investor to the appropriate law enforcement and regulatory authorities and to BNY Mellon where related to the services provided by BNY Mellon hereunder.

(c)

Each Customer will promptly provide to BNY Mellon such information as BNY Mellon reasonably requests in connection with the matters referenced in this Section 11.2, including information regarding (i) the Accounts, (ii) the Assets and the source thereof, (iii) the identity of any individual or entity having or claiming an interest therein, including any investor, and (iv) the Customer’s anti-money laundering and Sanctions compliance programs and any related records and/or transaction information, including with respect to any investor, regardless of whether such request is made under USA PATRIOT Act Section 314(b) (where applicable). Each Customer will cooperate with BNY Mellon and provide assistance reasonably requested by BNY Mellon in connection with any anti-money laundering and terrorist financing or Sanctions inquiries. Prior to delivering to BNY Mellon the assets of any investor, each Customer will obtain from each such investor, and will continue to maintain in effect throughout the term of this Agreement, any consents or waivers that may be required under applicable law in order to comply with the foregoing obligations.

(d)

BNY Mellon may decline to act or provide services in respect of any Account, and take such other actions as it, in its reasonable discretion, deems necessary or advisable, in connection with the matters referenced in this Section 11.2. If BNY Mellon declines to act or provide services as provided in the preceding sentence, except as otherwise prohibited by applicable law or official request, BNY Mellon will inform the Customer as soon as reasonably practicable.

(e)

While each Customer remains responsible for the matters set forth in Section 11.2(a) and Section 11.2(b), it is noted that certain duties relating to such matters may be delegated by the Customer to its transfer agent service provider.

11.3	Notice of Certain Regulatory Matters

At the request of a Customer (which request shall be made by the Customers not more than once annually), and provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Customer publicly available information which BNY Mellon makes available to its clients generally regarding a criminal or regulatory investigation of BNY Mellon with respect to a violation by BNY Mellon of federal securities laws, the U.S. Bank Secrecy Act, the USA PATRIOT Act or a failure of BNY Mellon to have sufficient policies or procedures relating to compliance with applicable law (collectively, “Regulatory Matters”). In addition, provided that disclosure by BNY Mellon is not prohibited by applicable law, rule or agreement between BNY Mellon and a governmental authority with jurisdiction over BNY Mellon, BNY Mellon will make available to the Customers publicly available information regarding a Regulatory Matter which would reasonably be expected to have a material adverse impact on BNY Mellon’s performance of services to the Customers under this Agreement as promptly as reasonably practicable under the circumstances. In each case, each Customer acknowledges and agrees that BNY Mellon’s failure to make any such information available to the Customer shall not be deemed to be a breach of this Agreement.

12.	COMPENSATION

12.1	Fees and Expenses

In consideration of BNY Mellon’s services provided hereunder, each Customer will (a) pay to BNY Mellon the fees set forth in the fee schedule as agreed in good faith and (b) reimburse BNY Mellon for such reasonable out-of-pocket and incidental expenses incurred by BNY Mellon in connection therewith. Unless otherwise agreed by the Parties, such amounts will be payable to BNY Mellon within thirty (30) days of the Customer’s receipt of the relevant invoice. Without limiting BNY Mellon’s other rights set forth in this Agreement, BNY Mellon may charge interest on overdue amounts at a rate then charged by BNY Mellon to its institutional custody clients in the relevant currency. The Parties agree that any new fees and/or expenses to be charged to a Customer that are related to any changes to the services required by any new applicable law, rule or regulation shall be agreed upon in advance and represent, where appropriate, a reasonable allocation of fees and/or expenses in relation to those charged by BNY Mellon to its other clients.

12.2	Other Compensation

Each Customer acknowledges that, as part of BNY Mellon’s compensation, BNY Mellon will earn interest on Cash balances held by BNY Mellon (including disbursement balances, balances arising from purchase and sale transactions and when Cash otherwise remains uninvested) as provided in BNY Mellon’s compensation disclosures.

13.	REPRESENTATIONS, WARRANTIES AND COVENANTS

13.1	BNY Mellon

BNY Mellon represents and warrants, which representations and warranties shall be deemed to be continuing, that: (a) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (b) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement; (c) the individual executing this Agreement on its behalf has the requisite authority to bind BNY Mellon to this Agreement; and (d) it is in compliance, in all material respects, with Anti-Money Laundering Laws applicable to it in its individual corporate capacity; BNY Mellon is a financial institution subject to the USA PATRIOT Act and has established policies and procedures designed to prevent and detect money laundering, including the processes to meet the anti-money laundering requirements of the USA PATRIOT Act and the rules and regulations promulgated thereunder; and neither BNY Mellon nor any person or entity controlling, controlled by, or under common control with BNY Mellon or for whom the BNY

Mellon is acting as agent or nominee is an organization, person or entity named on the Office of Foreign Assets Control (OFAC) list maintained by the U.S. Department of Treasury in its individual corporate capacity.

13.2	Customer

(a)

Each Customer represents and warrants, which representations and warranties shall be deemed to be continuing, that: (i) it is duly organized, validly existing and in good standing in its jurisdiction of organization; (ii) it has the requisite corporate power and authority to enter into and to carry out the transactions contemplated by this Agreement and (iii) the individual executing this Agreement on its behalf has the requisite authority to bind the Customer to this Agreement.

(b)

Each Customer represents, warrants and covenants, which representation, warranty and covenant shall be deemed to be continuing, that it shall manage its borrowings, including without limitation any advance or overdraft (including any daylight overdraft) in an Account, so that the aggregate of its total borrowings for each Series do not exceed the amount such Series is permitted to borrow under the 1940 Act.

(c)

Each Customer represents and warrants, which representation and warranty shall be deemed to be continuing, that all actions taken, or to be taken, by or on behalf of the Customer in connection with establishing, maintaining, operating or terminating the Customer (including, any offer, sale or distribution of the shares of, or interest in, the Customer) shall be done in compliance with all applicable U.S. state and federal securities laws and regulations and all other applicable laws and regulations of all applicable jurisdictions.

14.	LIABILITY

14.1	Standard of Care

In performing its duties under this Agreement, BNY Mellon will exercise the standard of care and diligence that a prudent professional custodian responsible for providing custodial and similar services to registered investment companies would observe in these affairs taking into account the prevailing rules, practices, procedures and circumstances in the relevant market and shall act without bad faith, negligence or willful misconduct (“Standard of Care”). For the avoidance of doubt, BNY Mellon’s refusal to perform its obligations undertaken pursuant to this Agreement, or material failure to perform its obligations undertaken pursuant to this Agreement in a manner that a prudent professional custodian responsible for providing custodial and similar services to registered investment companies would perform such obligations, shall be considered a failure to satisfy the Standard of Care.

14.2	Limitation of Liability

(a)

BNY Mellon’s liability arising out of or relating to this Agreement will be limited solely to those direct damages that are caused by BNY Mellon’s failure to satisfy the Standard of Care. In no event will BNY Mellon be liable for any indirect, incidental, consequential, exemplary, punitive or special losses or damages, or for any loss of revenues, profits or business opportunity, arising out of or relating to this Agreement (whether or not foreseeable and even if BNY Mellon has been advised of the possibility of such losses or damages).

(b)	Notwithstanding anything to the contrary set forth in this Agreement, in no event will BNY Mellon be liable for any losses or damages arising out of any of the following:

(i)

A Customer’s or an Authorized Person’s decision to invest in or hold Assets in any particular country, including any losses or damages arising out of or relating to: (A) the financial infrastructure of a country; (B) a country’s prevailing custody and settlement practices; (C) nationalization, expropriation or other governmental actions; (D) a country’s regulation of the banking or securities industry; (E) currency and exchange controls, restrictions, devaluations, redenominations, fluctuations or asset freezes; (F) laws, rules, regulations or orders that at any time prohibit or impose burdens or costs on the transfer of Assets to, by or for the account of the Customer or (G) market conditions which affect the orderly execution of securities transactions or affect the value of securities;

(ii)	BNY Mellon’s reliance on Instructions;

(iii)	The fact that Securities are fraudulent, forged or invalid (or are otherwise not freely transferable or deliverable without encumbrance in any relevant market);

(iv)

For any matter with respect to which BNY Mellon is required to act only upon the receipt of Instructions, (A) BNY Mellon’s failure to act in the absence of such Instructions or (B) Instructions that are late or incomplete or do not otherwise satisfy the requirements of Section 3.2(d), whether or not BNY Mellon acted upon such Instructions;

(v)	BNY Mellon receiving or transmitting any data to or from a Customer or any Authorized Person via any non-secure method of transmission or communication selected by a Customer;

(vi)	A Customer’s or an Authorized Person’s decision to invest in Securities or to hold Cash in any currency; or

(vii)

The insolvency of any Person, including a Subcustodian that is not a BNY Mellon Affiliate, Depository, broker, bank or counterparty to the settlement of a transaction or to a foreign exchange transaction, except as provided in Section 4.2.

14.3	Force Majeure

So long as it acts in accordance with the Standard of Care, BNY Mellon will not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement to the extent caused, directly or indirectly, by any event beyond its reasonable control, including, without limitation, mechanical breakdowns, flood or catastrophe, acts of God, failures of transportation, interruptions, loss or malfunctions of utilities, action or inaction of civil or military authority, national emergencies, public enemy, war, terrorism, riot, sabotage, failure of the mails, communications or computer (hardware or software) services or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above. BNY Mellon will promptly notify each Customer upon the occurrence of any such event and will use commercially reasonable efforts to minimize its effect. For the avoidance of doubt, the occurrence of any such event will not relieve BNY Mellon of its obligations to execute its business continuity and/or disaster recovery plans as described in Section 17.5 and Article XI of Exhibit A.

In the event that the Customers reasonably believe that the occurrence of any such event will substantially prevent, hinder or delay performance of the services contemplated by this Agreement for more than five (5) consecutive business days, the Customers may take commercially reasonable actions to mitigate the impact of such services not being provided, including, but not limited to, at the Customers’ expense, contracting with another service provider to provide such services during such period; provided, that the Customers shall consult with BNY Mellon in good faith in connection with any such mitigation and BNY Mellon shall provide the Customers reasonable assistance in good faith in connection therewith; provided, further, that BNY Mellon shall resume providing, and the Customers shall pay for, such services when BNY Mellon resumes providing them, unless the Customers have terminated this Agreement pursuant to the terms of Section 16.2. Notwithstanding anything set forth in this Section 14.3, (a) in no event shall the Customers be obligated to pay any fees under this Agreement to BNY Mellon with respect to any services not actually provided during any event described in this Section 14.3, and (b) the Customers shall have no responsibility to pay BNY Mellon for services temporarily performed by a third party service provider.

14.4	Indemnification

(a)

Subject to the limitations on liability and responsibility set forth in this Agreement with respect to the Customers, each Customer will indemnify and hold harmless BNY Mellon from and against all losses, costs, expenses, damages, and liabilities (including reasonable counsel fees and expenses) incurred by BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement, except to the extent resulting from BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by BNY Mellon in its successful defense of claims that are asserted by a Customer against BNY Mellon arising out of or relating to BNY Mellon’s performance under this Agreement. No Customer will have any liability under this Section 14.4(a) for the obligations of any other Customer hereunder, and any obligations of a Customer under this Section 14.4(a) with respect to a particular Series will not be satisfied out of the assets of another Series.

(b)

Subject to the limitations on liability and responsibility set forth in this Agreement with respect to BNY Mellon, BNY Mellon will indemnify and hold harmless each Customer from and against all losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Customer solely to the extent arising from or relating to BNY Mellon’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by a Customer in its successful defense of claims that are asserted by BNY Mellon against the Customer arising out of or relating to the Customer’s performance or obligations under this Agreement.

(c)

Upon the occurrence of any event arising out of the services provided by BNY Mellon under this Agreement that causes or may cause any loss, cost, expense, damage or liability to a Customer, BNY Mellon will promptly notify the Customer of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to the Customers. Upon the occurrence of any event that causes or may cause any loss, cost, expense, damage, or liability to BNY Mellon, each Customer will promptly notify BNY Mellon of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to BNY Mellon.

(d)

In order that the indemnification provisions contained in this Section 14.4 shall apply, upon the assertion of a claim for which either Party may be required to indemnify the other, the Party seeking indemnification shall promptly notify the other Party of such assertion, and shall keep the other Party advised with respect to all material developments concerning such claim. The Party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The Party seeking indemnification will cooperate reasonably, at the indemnifying Party’s expense, with the indemnifying Party in the defense of such claim; provided, however, that the Party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying Party. The Party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other Party may be required to indemnify it except with the other Party’s prior written consent. The indemnifying Party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the Party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

(e)

BNY Mellon will maintain, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as BNY Mellon may deem appropriate, in each case in a commercially reasonable amount deemed by BNY Mellon to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by BNY Mellon to be appropriate. BNY Mellon agrees to provide the Customers with certificates of insurance and summaries of its applicable insurance coverage, in a format standard for the insurance industry, and agrees to provide updated summaries monthly or as requested by the Customers.

14.5	Limitation of Customer Liabilities

(a)

The obligations of each Customer hereunder shall be limited in all cases to the assets of such Customer or its Series, as applicable, and BNY Mellon will not seek satisfaction of any such obligations from the officers, trustees, directors, or shareholders of any such Customer or Series. This Agreement is executed on behalf of each Customer by an officer or trustee of such Customer in his or her capacity as an officer or trustee of the Customer and not individually, and the obligations arising out of this Agreement are not binding on any Customer’s trustees, officers, directors or shareholders individually, but are binding only upon the assets or property of the Customer or its applicable Series.

(b)

This Agreement is an agreement entered into between BNY Mellon and each Customer, with respect to each of the Customer’s Series, as applicable. With respect to any obligation of a Customer on behalf of any Series arising out of this Agreement, BNY Mellon will seek payment or satisfaction of such obligation solely from the assets of the Series to which such obligation relates with the same effect as if BNY Mellon had separately contracted with each Customer by separate written instrument with respect to each Series.

15.	CONFIDENTIALITY

15.1	Confidentiality Obligations

Each Party agrees to use the Confidential Information of the other Party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other Person without the prior written consent of the other Party. Notwithstanding the foregoing, BNY Mellon may: (a) use each Customer’s Confidential Information in connection with certain functions performed on a centralized basis by BNY Mellon, its Affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its Affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of each Customer’s employees and representatives relating to this Agreement on the systems or in the records of its Affiliates and joint ventures and its and their service providers. In addition, BNY Mellon may aggregate information regarding the Customers and the Accounts on an anonymized basis with other similar client data for BNY Mellon’s and its Affiliates’ reporting, research, product development and distribution, and marketing purposes and BNY Mellon will own all such aggregated information, provided that BNY Mellon shall not distribute the aggregated data in a format that identifies customer-related data with a particular Customer or the Customers collectively. Except as otherwise provided in this Agreement, nothing herein is intended to transfer ownership of the Customer’s Confidential Information to BNY Mellon.

15.2	Exceptions

The Parties’ respective obligations under Section 15.1 will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving Party; (b) that was known to the receiving Party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving Party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing Party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. The Parties acknowledge that the existence and terms of this Agreement are required to be publicly disclosed by the Funds pursuant to applicable law.

Without limiting the generality of the preceding paragraphs, BNY Mellon acknowledges and agrees that Customers are prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to BNY Mellon hereunder is made strictly under the conditions of confidentiality set forth in Section 15.1 hereof and solely for the purposes of the performance of custodial services hereunder, that any unauthorized disclosure or misuse of such information (including by BNY Mellon or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to and use of any and all such information shall be restricted as described in Section 15.1 hereof, and that BNY Mellon shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

The Parties acknowledge and agree that any breach of Section 15.1 hereof would cause not only financial damage, but irreparable harm to the other Party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 15.1 hereof, the non-breaching Party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 15.1 hereof.

15.3	Information Security

(a)

BNY Mellon will, in accordance with the Standard of Care, establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement.

(b)

Without limiting the foregoing, BNY Mellon will implement the Information Security Program attached hereto as Exhibit A and will maintain and periodically test such Information Security Program in accordance with Exhibit A and the Standard of Care.

16.	TERM AND TERMINATION

16.1	Term

(a)

This Agreement will commence on the Effective Date and, unless terminated pursuant to its terms, will continue in effect until 11:59 PM (Eastern time) on the date which is the fifth (5th) anniversary of the Effective Date (the “Initial Term”), at which time this Agreement shall terminate, unless renewed in accordance with the terms hereof.

(b)

This Agreement shall automatically renew for successive terms of one (1) year each (each, a “Renewal Term”), unless a particular Customer or BNY Mellon gives written notice to the other Party of its intent not to renew and such notice is received by the other Party not less than ninety (90) days prior to the expiration of the Initial Term or the then-current Renewal Term (a “Non-Renewal Notice”). In the event a Party provides a Non-Renewal Notice, this Agreement shall terminate with respect to the relevant Customer at 11:59 PM (Eastern time) on the last day of the Initial Term or Renewal Term, as applicable.

16.2	Termination

(a)

Notwithstanding Section 16.1, if a Customer or BNY Mellon materially breaches this Agreement (a “Defaulting Party”) the other Party (on one hand, BNY Mellon; on the other hand, the Customers acting collectively) (the “Non-Defaulting Party”) may give written notice thereof to the Defaulting Party (BNY Mellon or the Customers collectively) (“Breach Notice”), and if such material breach shall not have been remedied within thirty (30) days after the Breach Notice is given, then the Customer (if BNY Mellon is the Defaulting Party), may terminate this Agreement by giving at least one hundred twenty (120) days’ written notice of termination to BNY Mellon, or BNY Mellon (if the Customer is the Defaulting Party), may terminate this Agreement by giving at least one hundred twenty (120) days’ written notice of such termination to the Customers (if the Customer is the Defaulting Party). If any such notice is provided by the Customer or by BNY Mellon (a “Breach Termination Notice”), this Agreement shall terminate as of 11:59 PM (Eastern time) on the one hundred twentieth (120th) day following the date the Breach Termination Notice is given by the Non-Defaulting Party, or such later date as may be specified in the Breach Termination Notice (but not later than the last day of the Initial Term or then-current Renewal Term, as appropriate). In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

(b)

If a Customer gives notice to BNY Mellon terminating this Agreement or terminating BNY Mellon as the provider of any of the services hereunder, except for a termination by a Customer pursuant to Section 16.2(a) above or Section 16.2(c)(ii) or (iii), Section 16.2(d), or Section 17.2 below, before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term (“Early Termination”), the following terms will apply:

(i)

The “Early Termination Fee” shall be an amount equal to all fees and other amounts calculated as if BNY Mellon were to provide all services hereunder to the Customer until, as appropriate, (A) if the Early Termination is during the Initial Term, the earlier of the first anniversary of the date of the Early Termination and the expiration of the Initial Term or (B) if the Early Termination is during a Renewal Term, the expiration of such Renewal Term. The Early Termination Fee shall be calculated using the average of the monthly fees and other amounts due to BNY Mellon from the Customer under this Agreement during the last three (3) calendar months before the date of the notice of Early Termination (or, if not given, the date services are terminated hereunder). Any Early Termination Fee payable by a Customer hereunder shall be paid by such Customer no later than thirty (30) days after the date of such Early Termination and before transfer of custody records, Assets and other items to a successor custodian after the date of such Early Termination.

(ii)

Each Customer expressly acknowledges and agrees that the Early Termination Fee is not a penalty but reasonable compensation to BNY Mellon for the termination of services before the expiration of, as appropriate, the Initial Term or the then-current Renewal Term.

(iii)

If a Customer gives notice of Early Termination (or an Early Termination without such notice otherwise occurs) after expiration of the notice period specified in Section 16.1(b) above, the references above to “expiration of, as appropriate, the Initial Term or the then-current Renewal Term” shall be deemed to mean “expiration of the Renewal Term immediately following, as appropriate, the Initial Term or the then-current Renewal Term.”

(iv)

If (A) a Customer (or Customers) representing five percent (5%) or more of the Assets serviced by BNY Mellon under this Agreement (“Assets Under Management”) at the beginning of any individual contract year of the Initial Term or any Renewal Term are removed from the coverage of this Agreement during such individual contract year of the Initial Term or any Renewal Term or (B) a Customer (or Customers) representing fifteen percent (15%) or more of Assets Under Management as of the first day of the Initial Term or the first day of any Renewal Term are removed from the coverage of this Agreement during the Initial Term or such Renewal Term, as applicable, except in either case for a termination by a Customer pursuant to Section 16.2(a) above or Section 16.2(d) below, and, in either case, are subsequently serviced by a successor custodian, the Customer or Customers will be deemed to have caused an Early Termination with respect to such Customer or Customers as of the first day on which the event described in clause (A) or (B) above has occurred and each such Customer shall owe BNY Mellon an Early Termination Fee. Further, if a Customer (or Customers) representing thirty percent (30%) or more of the Assets Under Management as of the first day of the Initial Term or the first day of any Renewal Term are removed from the coverage of this Agreement during the Initial Term or such Renewal Term, as applicable, except for a termination by a Customer pursuant to Section 16.2(a) above or Section 16.2(d) below, and subsequently serviced by a successor custodian, BNY Mellon shall be permitted to terminate this Agreement as to all Customers upon ninety (90) days’ advance written notice, provided that no Early Termination Fee shall be owed by the Customers for which BNY Mellon is providing services under this Agreement prior to such termination by BNY Mellon.

(v)

For clarification, a merger, reorganization or consolidation of a Customer with another entity to which BNY Mellon provides custody services, or the sale by a Customer of all, or substantially all of, its assets to another entity to which BNY Mellon provides custody services, or the liquidation or dissolution of a Customer and the distribution of such Customer’s assets, shall not be considered an Early Termination subject to this Section 16(b).

(c) (i)

If the Customers acting collectively, or Customers representing a majority of the Assets Under Management or Customers serviced under another Pioneer Fund Agreement at such time, as applicable, terminate or cause the termination of such other Pioneer Fund Agreement with respect to Assets Under Management or Customers, other than pursuant to default termination provisions comparable to Section 16.2(a) or Section 16.2(d) of this Agreement of such other Pioneer Fund Agreement, BNY Mellon shall have the option, exercisable after receiving notice or knowledge of the termination event until ninety (90) days following the termination date of the relevant Pioneer Fund Agreement, to terminate this Agreement with respect to all Customers. The “termination date” for purposes of the foregoing sentence means the date that BNY Mellon or BNY Mellon TA, as applicable, ceases to be entitled to fees for services rendered under the applicable Pioneer Fund Agreement. No Early Termination Fee shall be owed hereunder by any of the Customers upon the termination of this Agreement pursuant to this Section 16.2(c)(i). BNY Mellon may exercise the right provided for in this Section 16.2(c)(i) by giving written notice to the Customers, referencing this Section 16.2(c)(i) and designating a termination date not less than ninety (90) days following the date such notice is given to the Customers. BNY Mellon may terminate the services provided hereunder at any time after such termination date except to the extent services continue in conjunction with the transfer of the Customers’ custody records, Assets and other items to a successor custodian pursuant to Section 16.3 below.

(ii)

For avoidance of doubt, to the extent BNY Mellon or BNY Mellon TA, as applicable, exercises an early termination right under another Pioneer Fund Agreement (other than a termination upon default by a BNY Mellon or BNY Mellon TA), pursuant to which early termination BNY Mellon or BNY Mellon TA will cease to provide the principal services described under the applicable Pioneer Fund Agreement to a majority of the Customers or the Assets Under Management, as applicable, serviced under such Pioneer Fund Agreement, the Customers shall have the option, exercisable after receiving notice or knowledge of the termination event until ninety (90) days following the termination date of the relevant Pioneer Fund Agreement, to terminate this Agreement with respect to all Customers. No Early Termination Fee shall be owed by any of the Customers upon the termination of this Agreement pursuant to this Section 16.2(c)(ii). The Customers may exercise the right provided for in this Section 16.2(c)(ii) by giving written notice to BNY Mellon, referencing this Section 16.2(c)(ii) and designating a termination date not less than ninety (90) days following the date such notice is given to BNY Mellon.

(iii)

If BNY Mellon or BNY Mellon TA, as applicable, assigns or transfers another Pioneer Fund Agreement to a non-BNY Mellon Affiliate without the consent of the effected Customer or Customers serviced under such Pioneer Fund Agreement, the Customers shall have the option, exercisable for ninety (90) days after receiving notice or knowledge of such assignment or transfer of such Pioneer Fund Agreement (or such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to all Customers. No Early Termination Fee shall be owed by any of the Customers upon the termination of this Agreement pursuant to this Section 16(c)(iii). The Customers may exercise the right provided for in this Section 16(c)(iii) by giving written notice to BNY Mellon, referencing this Section 16(c)(iii) and designating a termination date not less than ninety (90) days following the date such notice is given to BNY Mellon.

(d)

Notwithstanding any other provision of this Agreement, BNY Mellon or a Customer may terminate this Agreement immediately (and, in the case of BNY Mellon, with respect to a particular Customer) by sending notice thereof to the other Party upon the happening of any of the following: (i) the other Party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such other Party any such case or proceeding, (ii) the other Party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such Party or any substantial part of its property or there is commenced against such other Party any such case or proceeding, (iii) the other Party makes a general assignment for the benefit of creditors, or (iv) the other Party admits in any recorded medium, written, electronic or otherwise, its inability to pay its debts as they come due. BNY Mellon or a Customer may exercise its termination right under this Section 16.2(d) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right. Any exercise by BNY Mellon or a Customer of its termination right under this Section 16.2(d) shall be without any prejudice to any other remedies or rights available to BNY Mellon or the Customer and shall not be subject to any fee or penalty, whether monetary or equitable. Notwithstanding the provisions of Section 17.7 below, notice of termination under this Section 16.2(d) shall be considered given and effective when given, not when received.

16.3	Effect of Termination

(a)

Upon termination hereof, each Customer will pay to BNY Mellon such compensation as may be due to BNY Mellon, and will reimburse BNY Mellon for other amounts payable or reimbursable to BNY Mellon hereunder, through the date of termination. BNY Mellon will follow such reasonable Instructions as each Customer issues concerning the transfer of custody of records, Assets and other items; provided that (i) BNY Mellon will have no responsibility or liability for shipping and insurance costs associated therewith and (ii) full payment has been made to BNY Mellon of its compensation, costs, expenses and other amounts to which it is entitled hereunder.

(b)

Notwithstanding any provision of this Section 16 to the contrary, in the event that this Agreement is terminated in its entirety (except for termination by BNY Mellon pursuant to Sections 16.2(a) or 16.2(d)), the Parties agree to continue operating under the terms of this Agreement as if this Agreement remained in full force and effect for up to one (1) year or for such shorter period of time as the Parties mutually agree is necessary for BNY Mellon to transfer the custody records, Assets and other items to a successor custodian pursuant to Instructions (the “Transition Period”); provided, that during any such Transition Period, BNY Mellon will be entitled to compensation for its services pursuant to Section 12 and the provisions of this Agreement relating to the duties and obligations of BNY Mellon will remain in full force and effect. If any Assets remain in any Account after the Transition Period, BNY Mellon may deliver to the relevant Customer such Assets.

16.4	Survival

Any and all provisions of this Agreement which by their nature or effect are required or intended to be observed, kept or performed after the expiration or termination of this Agreement will survive the expiration or any termination of this Agreement and remain binding upon and for the Parties’ benefit, including Section 13 (Representations,

Warranties and Covenants); Section 14 (Liability); Section 14.5 (Confidentiality); Section 16.3 (Effect of Termination); Section 16.4 (Survival) and Section 17.4 (Governing Law/Forum).

17.	GENERAL

17.1	Non-Custody Assets

At a Customer’s request pursuant to Instructions, subject to BNY Mellon’s approval and as an accommodation to the Customer, BNY Mellon will provide consolidated recordkeeping services reflecting on statements provided to the Customer securities and other assets not held by BNY Mellon (“Non-Custody Assets”). Non-Custody Assets will be designated on BNY Mellon’s books as “assets not held in custody” or by other similar designation and will not constitute Assets for purposes of this Agreement. Each Customer acknowledges and agrees that, notwithstanding anything contained elsewhere in this Agreement, (a) the Customer will have no security entitlement against BNY Mellon with respect to Non-Custody Assets; (b) BNY Mellon will rely, without independent verification, on information provided by the Customer or its designee regarding Non-Custody Assets (including positions and market valuations) and (c) BNY Mellon will have no responsibility whatsoever with respect to Non-Custody Assets or the accuracy of any information maintained on BNY Mellon’s books or set forth on account statements concerning Non-Custody Assets.

17.2	Assignment

Neither Party may, without the other Party’s prior written consent, assign any of its rights or delegate any of its duties under this Agreement (whether by change of control, operation of law or otherwise). Notwithstanding the foregoing, BNY Mellon may, without obtaining the prior written consent of any Customer, assign or transfer this Agreement: (a) to any BNY Mellon Affiliate or to any successor to the business of BNY Mellon to which this Agreement relates in connection with a sale or transfer of a majority or more of its assets, equity interests, or voting control; provided, that (i) BNY Mellon provides at least ninety (90) days’ prior written notice (or such shorter notice as may be commercially practicable under the circumstances, as determined by BNY Mellon in good faith) of such assignment or transfer to a BNY Mellon Affiliate or successor to the relevant Customers, (ii) such assignment or transfer does not impair the provision of services under this Agreement in any material respect in the reasonable discretion of the relevant Customers, (iii) in the reasonable discretion of the relevant Customers, the assignee or transferee has adequate financial strength and other resources, and (iv) the BNY Mellon Affiliate or successor agrees to be bound by all terms of this Agreement in place of BNY Mellon, provided further, that if BNY Mellon assigns or transfers this Agreement pursuant to this Section 17.2(a) to a non-BNY Mellon Affiliate without the written consent of the relevant Customers, the Customers shall have the option, exercisable for ninety (90) days after receiving written notice of such assignment or transfer (or for such longer period as may be mutually agreed by the Parties), to terminate this Agreement with respect to the Customers, and no Early Termination Fee shall be owed by any of the Customers upon termination pursuant to this Section 17.2(a); or (b) as otherwise permitted in this Agreement; provided further, that any entity to which this Agreement is assigned by BNY Mellon without the prior written consent of the Customers pursuant to a foregoing item (a) or (b) will satisfy the requirements for serving as a custodian for registered investment companies. Any purported assignment or transfer by a Party in violation of this provision will be voidable at the option of the other Party. This Agreement will be binding upon, and inure to the benefit of, the Parties and their respective permitted successors and assigns. For the avoidance of doubt, (i) this Section 17.2 shall not apply to the merger, reorganization or consolidation of a Customer with another entity to which BNY Mellon provides custody services, or the sale by a Customer of all, or substantially all of, its assets to another entity to which BNY Mellon provides custody services, or the liquidation or dissolution of a Customer and the distribution of such Customer’s assets, and (ii) without limiting the provisions of the first sentence of this Section 17.2, BNY Mellon shall have no right to prevent the merger, reorganization or consolidation of a Customer with another entity. BNY Mellon shall notify the Customers promptly following the execution of any agreement that would result in, or would be expected to result in, a change of control of BNY Mellon; provided that such information is publicly available information and that BNY Mellon makes such information available to its clients generally.

17.3	Amendment; New Customers or New Series

(a)

This Agreement may be amended or modified only in a written agreement duly signed by an authorized representative of each Party. For purposes of the foregoing, email exchanges between the Parties will not be deemed to constitute a written agreement.

(b)

Notwithstanding Section 17.3(a), additional Customers (each, a “New Customer”) may from time to time become parties to this Agreement by (i) delivery to BNY Mellon of (A) an instrument of adherence agreeing to become bound by and party to this Agreement executed by any such New Customer on behalf of itself or each of its Series and (B) an amended and restated Appendix I setting forth the appropriate information as to such New Customer and its Series and (ii) following BNY Mellon’s receipt of the foregoing, BNY Mellon’s agreement, subject to satisfactory completion of its customary due diligence procedures, in writing to the addition of such New Customer and its Series to this Agreement, which agreement shall not be unreasonably withheld, delayed or conditioned, it being understood that BNY Mellon shall not be deemed to be unreasonable in the event that (I) BNY Mellon’s ability to provide services hereunder to the New Customer or its Series is restricted by regulatory requirements or (II) BNY Mellon does not offer services to clients regarding the relevant type of fund, portfolio, or assets.

(c)

Notwithstanding Section 17.3(a), additional Series of existing Customers (each, a “New Series”) may from time to time be added to the list of Series serviced under this Agreement by (i) delivery to BNY Mellon of (A) an instrument of adherence agreeing to become bound by and party to this Agreement executed by the relevant Customer on behalf its New Series and (B) an amended and restated Appendix I setting forth the appropriate information as to such New Series and (ii) following BNY Mellon’s receipt of the foregoing, BNY Mellon’s agreement, subject to satisfactory completion of its customary due diligence procedures, in writing to the addition of such New Series, which agreement shall not be unreasonably withheld, delayed or conditioned, it being understood that BNY Mellon shall not be deemed to be unreasonable in the event that (I) BNY Mellon’s ability to provide services hereunder to the New Series is restricted by regulatory requirements or (II) BNY Mellon does not generally offer services to clients regarding the particular type of portfolio or assets.

17.4	Governing Law/Forum

(a)

The substantive laws of Commonwealth of Massachusetts (without regard to its conflicts of law provisions) will govern all matters arising out of or relating to this Agreement, including the establishment and maintenance of the Accounts and for purposes of the Uniform Commercial Code and all issues specified in Article 2(1) of the Hague Securities Convention.

(b)

Each Party irrevocably agrees that all legal actions or proceedings brought by it against the other Party arising out of or relating to this Agreement will be brought solely and exclusively before the state or federal courts situated in the City of Boston, Massachusetts. Each Party irrevocably submits to personal jurisdiction in such courts and waives any objection which it may now or hereafter have based on improper venue or forum non conveniens. The Parties hereby unconditionally waive, to the fullest extent permitted by applicable law, any right to a jury trial with respect to any such actions or proceedings.

17.5	Business Continuity/Disaster Recovery

BNY Mellon shall, in accordance with the Standard of Care, establish, implement, maintain, and periodically test business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services under this Agreement. Such plans will cover the facilities, systems, applications and employees that are critical to the provision of the services hereunder, and will be tested at least annually to validate whether the recovery strategies, requirements, and protocols are viable and sustainable.

17.6	Non-Fiduciary Status

Each Customer hereby acknowledges and agrees that BNY Mellon is not a fiduciary by virtue of accepting and carrying out its obligations under this Agreement and has not accepted any fiduciary duties, responsibilities or liabilities with respect to its services hereunder, including with respect to the management, investment advisory or sub-advisory functions of any Customer.

17.7	Notices

Other than routine communications in the ordinary course of providing or receiving services hereunder (including Instructions), notices given hereunder will be: (a) addressed to BNY Mellon or a Customer at the address set forth on the signature page (or such other address as either Party may designate in writing to the other Party) and (b) sent by hand delivery, by certified mail, return receipt requested, or by overnight delivery service, in each case with postage or charges prepaid. All notices given in accordance with this Section will be effective upon receipt.

17.8	Entire Agreement

This Agreement constitutes the sole and entire agreement among the Parties with respect to the matters dealt with herein, and merges, integrates and supersedes all prior and contemporaneous discussions, agreements and understandings between the Parties, whether oral or written, with respect to such matters.

17.9	No Third Party Beneficiaries

This Agreement is entered into solely between, and may be enforced only by, the Parties. Each Party intends that this Agreement will not, and no provision of this Agreement will be interpreted to, benefit, or create any right or cause of action in or on behalf of, any party or entity other than the Parties.

17.10	Counterparts/Facsimile

This Agreement may be executed in any number of counterparts, each of which will be deemed an original, and said counterparts when taken together will constitute one and the same instrument and may be sufficiently evidenced by one set of counterparts. This Agreement may also be executed and delivered by facsimile or email with confirmation of delivery and/or receipt.

17.11	Interpretation

The terms and conditions of this Agreement are the result of negotiations between the Parties. The Parties intend that this Agreement will not be construed in favor of or against a Party by reason of the extent to which such Party or its professional advisors participated in the preparation or drafting of this Agreement.

17.12	No Waiver

No failure or delay by a Party to exercise any right, remedy or power it has under this Agreement will impair or be construed as a waiver of such right, remedy or power. A waiver by a Party of any provision or any breach of any provision will not be construed to be a waiver by such Party of such provision in any other instance or any succeeding breach of such provision or a breach of any other provision. All waivers will be in writing and signed by an authorized representative of the waiving Party.

17.13	Headings

All section and subsection headings in this Agreement are included for convenience of reference only and will not be considered in the interpretation of the scope or intent of any provision of this Agreement.

17.14	Severability

If a court of competent jurisdiction determines that any provision of this Agreement is illegal or invalid for any reason, such illegality or invalidity will not affect the validity of the remainder of this Agreement. In such case, the Parties will negotiate in good faith to replace each illegal or invalid provision with a valid, legal and enforceable provision that fulfills as closely as possible the original intent of the Parties.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

THE BANK OF NEW YORK MELLON		EACH INVESTMENT COMPANY LISTED ON APPENDIX I

By:	/s/ Robert Jordan	By:	/s/ Lisa M. Jones

Name:	Robert Jordan	Name:	Lisa M. Jones

Title:	Director	Title:	President and Chief Executive Officer

Date:	1/26/21	Date:	1/21/21

Address for Notice:		Address for Notice:

The Bank of New York Mellon		Each Investment Company Listed on
240 Greenwich Street		Appendix I
New York, New York 10286		c/o Amundi Asset Management US, Inc.
Attention: Sean Brumble		60 State Street
Boston, MA 02109
Attention: President

with a copy to:
Amundi Asset Management US, Inc.
60 State Street
Boston, Massachusetts 02109
Attention: Legal Department

Pursuant to Section 10.1(a):

[ ]	as beneficial owner, each Customer OBJECTS to disclosure

[ ]	as beneficial owner, each Customer DOES NOT OBJECT to disclosure

[ ]	BNY Mellon will CONTACT THE RELEVANT INVESTMENT MANAGER with respect to relevant Securities to make the decision whether it objects to disclosure

IF NO BOX IS CHECKED, BNY MELLON WILL RELEASE SUCH INFORMATION UNTIL IT RECEIVES A CONTRARY INSTRUCTION FROM THE CUSTOMER.

APPENDIX I

LIST OF CUSTOMERS/SERIES

(Dated: January 19, 2021)

Pioneer Asset Allocation Trust:
Pioneer Solutions - Balanced Fund
Pioneer Bond Fund
Pioneer Core Trust I:
Pioneer High Income Municipal Portfolio
Pioneer Diversified High Income Trust
Pioneer Equity Income Fund
Pioneer Floating Rate Trust
Pioneer Fund
Pioneer High Income Trust
Pioneer High Yield Fund
Pioneer ILS Interval Fund
Pioneer ILS Bridge Fund
Pioneer Mid Cap Value Fund
Pioneer Money Market Trust:
Pioneer U.S. Government Money Market Fund
Pioneer Municipal High Income Trust
Pioneer Municipal High Income Advantage Trust
Pioneer Real Estate Shares
Pioneer Securitized Income Fund
Pioneer Series Trust II:
Pioneer AMT-Free Municipal Fund
Pioneer Select Mid Cap Growth Fund
Pioneer Series Trust III:
Pioneer Disciplined Value Fund
Pioneer Series Trust IV:
Pioneer Balanced ESG Fund
Pioneer Multi-Asset Income Fund
Pioneer Series Trust V:
Pioneer Global Equity Fund
Pioneer High Income Municipal Fund
Pioneer Series Trust VI:
Pioneer Floating Rate Fund
Pioneer Flexible Opportunities Fund
Flexible Opportunities Commodity Fund Ltd.
Pioneer Series Trust VII:
Pioneer Global High Yield Fund
Pioneer Series Trust VIII:
Pioneer International Equity Fund
Pioneer Series Trust X:
Pioneer Corporate High Yield Fund
Pioneer Fundamental Growth Fund
Pioneer Multi-Asset Ultrashort Income Fund

Pioneer Series Trust XI:
Pioneer Core Equity Fund
Pioneer Series Trust XII:
Pioneer Disciplined Growth Fund
Pioneer MAP - High Income Municipal Fund
Pioneer Short Term Income Fund
Pioneer Series Trust XIV:
Pioneer Emerging Markets Equity Fund
Pioneer Global Sustainable Growth Fund
Pioneer Global Sustainable Value Fund
Pioneer Intrinsic Value Fund
Pioneer Strategic Income Fund
Pioneer Variable Contracts Trust:
Pioneer Bond VCT Portfolio
Pioneer Equity Income VCT Portfolio
Pioneer Fund VCT Portfolio
Pioneer High Yield VCT Portfolio
Pioneer Mid Cap Value VCT Portfolio
Pioneer Real Estate Shares VCT Portfolio
Pioneer Select Mid Cap Growth VCT Portfolio
Pioneer Strategic Income VCT Portfolio

EXHIBIT A

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.	Information Security Program Overview.

A.    During the term of the Agreement, BNY Mellon will implement and maintain an information security program (“ISP”) with written policies and procedures reasonably designed to protect the confidentiality, availability and integrity of the Customer’s Confidential Information provided to BNY Mellon in accordance with the Agreement and when in BNY Mellon’s possession or under BNY Mellon’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Customer or its customers, and (iv) provide for secure disposal of Customer Data.

B.    BNY Mellon’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, BNY Mellon’s business activities or other factors. BNY Mellon reserves the right to modify the ISP at any time, provided that BNY Mellon shall not diminish the overall level of protection this Exhibit is intended to provide.

II.	Security Incident Response and Notice.

A.    BNY Mellon will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.    In the event of a declared Security Incident, BNY Mellon will (i) promptly notify the Customer, (ii) provide updates to the Customer regarding BNY Mellon’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.    “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III.	Governance.

A.    BNY Mellon shall, no more than once in a 12 month period, (i) and upon request, provide a copy of its most recent SSAE-18 or equivalent external audit report to the Customer, which the Customer may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating BNY Mellon’s security controls; (ii) engage a third party provider to perform penetration testing of BNY Mellon systems used to provide the services and provide the Customer confirmation of such testing, upon request and (iii) participate in the Customer’s reasonable information security due diligence questionnaire process, upon request.

B.    BNY Mellon shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to BNY Mellon’s facility security policies and availability of personnel: (i) meet with the Customer’s subject matter experts in a BNY Mellon clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from BNY Mellon’s premises except as mutually agreed in writing; and (ii) permit access to a BNY Mellon data center used to process Customer Data and provide the services by no more than three Customer representatives, including employees of a regulatory or supervisory authority of the Customer that is also a regulatory or supervisory authority of BNY Mellon, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls. Notwithstanding any provision in the Agreement to the contrary, the Customer shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating BNY Mellon’s security controls, without BNY Mellon’s prior written consent. The Customer shall reimburse BNY Mellon for any costs and expenses reasonably incurred in connection with the Customer’s review (including that of the regulatory or supervisory authority personnel) of BNY Mellon’s security controls and data center.

IV.	Network and Communications Security.

A.    Asset Management. BNY Mellon will maintain an inventory of its system components, hardware and software used to provide the services, and will review and update such inventory in accordance with the ISP.

B.    Change Management. BNY Mellon shall require that changes to its network or software used to provide the services are tested and applied pursuant to a documented change management process.

C.    Security Monitoring. BNY Mellon will monitor cyber threat intelligence feeds daily. BNY Mellon will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.    Network Segmentation. BNY Mellon’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. BNY Mellon’s production environment used to provide the services will be segregated from pre-production regions and BNY Mellon’s internal segment.

E.    Vulnerability Management. BNY Mellon will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. BNY Mellon will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. BNY Mellon will remediate identified security vulnerabilities in accordance with its process.

F.    Malicious Code. BNY Mellon will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G.    Communications. BNY Mellon will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.    Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.    Logging. The ISP will require the maintenance of network and application logs as part of BNY Mellon’s security information and event management processes. Logs are retained in accordance with law applicable to BNY Mellon’s provision of the services as well as BNY Mellon’s applicable policies. BNY Mellon uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.	Data Security.

A.    Identity Access Management. BNY Mellon will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.    Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other BNY Mellon data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services.

C.    Encryption. BNY Mellon will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as BNY Mellon determines to be appropriate in accordance with the ISP and law applicable to BNY Mellon’s provision of the services.

D.    Remote Access. The ISP will restrict remote access to BNY Mellon systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.    Devices. BNY Mellon will restrict the transfer of Customer Data from its network to mass storage devices. BNY Mellon will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devices will be housed within an encrypted container and BNY Mellon will maintain the ability to remote wipe the contents of the container.

F.    Data Leakage Prevention (DLP). BNY Mellon will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside BNY Mellon’s network.

G.    Disposal. BNY Mellon will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.    Personnel. BNY Mellon will undertake background checks during the recruitment process of personnel involved in the provision of the services, subject to applicable laws, and require its personnel involved in the provision of services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.    Physical Security. BNY Mellon will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, BNY Mellon will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.    Subcontracting. BNY will not subcontract any of its rights or obligations hereunder to any third party except in accordance with the Agreement. BNY Mellon will implement a third party governance program designed to provide oversight over any such third parties used to provide the services (“Subcontractors”).

XI.	BCP/DR.

A.    BNY Mellon will implement business continuity and disaster recovery plans (“DR Plans”) designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services. Such business approved plans shall cover the facilities, systems, applications and employees that are critical to the provision of the services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.

B.    Summaries of BNY Mellon’s DR Plans pertinent to the services provided under the Agreement, which shall address BNY Mellon’s ability to render services under the Agreement during and after a significant business disruption, including the availability to BNY Mellon of back-up services and redundancies will be provided to the Customers upon written request. BNY Mellon reserves the right to edit or update its DR Plans as needed from time to time, without notice, so long as the changes do not materially compromise BNY Mellon’s ability to maintain services in accordance with the Agreement.

C.    Upon written request of the Customers (not more frequently than annually), BNY Mellon agrees to report to the Customers on its DR Plans. BNY Mellon’s DR Plans shall be tested no less than annually. BNY Mellon agrees to maintain a log of all business continuity events and report material business continuity events affecting the services hereunder to the Customers or their designee upon BNY Mellon becoming aware of any such event, as well as steps proposed in order to minimize any interruption to its services under the Agreement. In the event of a material business disruption associated with the services outlined in the Agreement, BNY Mellon agrees to cooperate with the Customers or their designee in responding to, resolving, and/or recovering from the disruption. The occurrence of a force majeure event will not relieve BNY Mellon of its obligation to implement the DR Plans and to provide the disaster recovery services contained therein. In the event of a service disruption, once normal service has been restored, BNY Mellon will promptly complete a root cause analysis report and email it to the Customers or their designee. The report will include the cause of disruption, details of how the disruption was resolved, and follow-up actions BNY Mellon will implement to ensure the disruption does not re-occur.